Exhibit 10.6

AMENDED & RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended & Restated Executive Employment Agreement (this “Agreement”) is made and entered into as of January 1, 2021 (the “Effective Date”) between TheMaven, Inc., a Delaware corporation (“Company”) and Andrew Kraft, an individual (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to an Executive Employment Agreement dated as of October 1, 2020 (the “Prior Agreement”).

WHEREAS, the Company and the Executive desire to amend and restate the Prior Agreement in its entirety, effective as of the Effective Date.

WHEREAS, Company and Executive have determined that the terms and conditions of this Agreement are reasonable and in their mutual best interests and accordingly desire to enter into this Agreement in order to provide for the terms and conditions upon which Executive shall be employed by Company.

NOW THEREFORE, in consideration of the foregoing and the respective covenants, agreements and representations and warranties set forth herein, the parties to this Agreement, intending to be legally bound, agree as follows:

Article 1.
TERMS OF EMPLOYMENT

1.1. Employment and Acceptance.

(a). Employment and Acceptance. On and subject to the terms and conditions of this Agreement, Company shall employ Executive and Executive hereby accepts such employment.

(b). Title: Executive shall have the title of Chief Operating Officer (“COO”).

(c). Responsibilities and Duties. Executive’s duties shall consist of such duties and responsibilities as are consistent with the position of a COO and such other duties and responsibilities as are mutually determined from time to time by Company’s Chief Executive Officer (“CEO”). During the Term, Executive shall devote substantially all of his business time and attention to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the CEO. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written consent of the CEO (which consent will not be unreasonably withheld or delayed) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization as long as such activities are disclosed in writing to the Company’s Compliance Officer, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 1.1 hereof.

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(d). Reporting. Executive shall report directly to the CEO, unless otherwise directed by the Board.

(e). Performance of Duties; Travel. With respect to Executive’s duties hereunder, at all times, Executive shall be subject to the instructions, control, and direction of the Board, and act in accordance with Company’s Certificate of Incorporation, Bylaws and other governing policies, rules and regulations, except to the extent that Executive is aware that such documents conflict with applicable law. Executive shall devote Executive’s business time, attention and ability to serving Company on an exclusive and full-time basis as aforesaid and as the Board may reasonably require. Executive shall also travel as required by Executive’s duties hereunder and shall comply with Company’s then-current travel policies. Company acknowledges that Executive lives a substantial distance from New York City, and consequently it agrees that it will reimburse Executive for his reasonable hotel and related expenses for overnight stays in New York City when entertaining customers or performing his duties during the later evening or early morning hours.

(f). Location. Executive shall be based in New York, NY and have a substantial in-person presence at Company’s New York offices. Nevertheless it is expressly understood that Executive’s duties will require him to travel regularly out of the New York area for periods of time. Executive will attend all in person meetings of the Board and will be expected to travel to attend major conferences as reasonably required.

(g). Officer. Executive shall, if requested, also serve as an officer of Company or of any Affiliate of Company for no additional compensation.

1.2 Compensation and Benefits.

(a). Annual Salary. Executive shall receive an annualized salary of $380,000 (“Annual Salary”). Annual Salary shall be payable on a semi-monthly basis or such other payment schedule as used by Company for its senior-level executives from time to time, less such deductions as shall be required to be withheld by applicable law and regulation and consistent with Company’s practices; provided that on January 1 in each year of the Term, commencing with January 1, 2022, the Executive’s Annual Salary shall be increased by not less than 5% (“Salary Increase”); provided, however, that any failure by the Company to provide the Salary Increase shall not be considered Good Reason for the Executive to resign so long as the failure to provide the Salary Increase is in response to a force majeure event under Section 2.1 or is consistent with the Company’s treatment of similarly situated executives.

(b). Bonus Eligibility.

(i). Annual Bonus. For each fiscal year of Executive’s employment, Executive shall be eligible to receive a $220,000 annual bonus (“Annual Bonus”), to be made in quarterly payments of $55,000 at 100% attainment of performance metrics to be agreed upon with the CEO by the end of January in each calendar year (“Quarterly Payments”); provided, however, that Executive shall be guaranteed the full Quarterly Payments for Fourth Quarter 2020 and First Quarter 2021.

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(ii). Payment of Bonuses. The Quarterly Payments shall be paid within 45 days after the end of the applicable fiscal quarter.

(iii). Eligibility for Bonuses. In order to be eligible to receive any Quarterly Payment, Executive must be employed by Company on the last day of the applicable fiscal quarter.

(c). Prior Equity Incentives. Executive’s continued service hereunder shall also constitute continuous service for the purposes of any other options provided by Company to Executive during any previous period of employment between Company and Executive.

(d). Stock Option Grant. Company will grant to Executive options to purchase shares of Company’s Common Stock, restricted stock units or restricted stock awards (collectively, “New Options”) pursuant to Company’s 2019 Equity Incentive Plan (the “Plan”) subject to the conditions described therein. The type and number of New Options and the terms associated with vesting and accelerated vesting of the New Options shall be commensurate with similarly situated executives when considering all Options (including previously held options and common stock) held by those similarly situated executives. The New Options vesting is subject, among other restrictions, to vesting over three years, and to Company’s right to cancel a portion of the New Options, each as described in the Plan.

(e). Expenses. Executive shall be reimbursed for all ordinary and necessary out-of-pocket business expenses reasonably and actually incurred or paid by Executive in the performance of Executive’s duties in accordance with Company’s policies upon presentation of such expense statements or vouchers or such other supporting information as Company may require.

(f). Benefits. Executive shall be entitled to fully participate in all benefit plans that are in place and available to senior-level executives of Company from time to time, including, without limitation, medical, dental, vision and life insurance (if offered), in each case subject to the general eligibility, participation and other provisions set forth in such plans.

(g). Paid Time Off. Executive shall be entitled to paid time off based on Company’s policies in effect from time to time.

(h). Indemnification.

(i). In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive’s employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company’s bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys’ fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys’ fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

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(ii). During the Term hereof and for a period of six (6) years thereafter, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors’ and officers’ liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

(i). Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement.

1.3 Term; Termination of Employment.

(a). At-Will Employment. Executive’s employment hereunder shall commence on the Effective Date and shall continue until terminated earlier pursuant to Section 1.3(b) of this Agreement. The period during which Executive is employed by Company hereunder is hereinafter referred to as the “Term.” Executive’s employment with Company is “at-will.” This means that it is not for any specified period of time and can be terminated by Executive or by Company at any time, and for any or no reason or cause. This “at-will” nature of your employment shall remain unchanged during the Term, and can only be changed by an express written agreement that is signed by you and the CEO. For purposes of clarification, your status as an at-will employee shall not affect your eligibility for severance pursuant to Section 1.3(d).

(b). Termination of Employment. Executive’s employment may be terminated by Company or Executive as follows:

(i). Termination for Cause. Company may terminate Executive’s employment at any time for Cause upon written notice to Executive setting forth the termination date and, in reasonable detail, the circumstances claimed to provide a basis for termination pursuant to this Section 1.3(b)(i), without any requirement of a notice period and without payment of any compensation of any nature or kind; provided, however, that if the Cause is pursuant to subsections (i), (ii), (vi) or (vii) of the definition of Cause (appearing below), the CEO must give Executive the written notice referenced above within (30) days of the date that the CEO becomes aware or has knowledge of, or reasonably should have become aware or had knowledge of, such act or omission, and Executive will have thirty (30) days to cure such act or omission. Upon payment of the amounts set forth in Section 1.3(d), Executive shall not be entitled to any benefits or payments (other than those required under Section 1.3(d)).

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(ii). Termination without Cause. Company may terminate Executive’s employment at any time without Cause upon written notice to Executive, subject to Sections 1.3(c) and 1.3(d).

(iii). Permanent Incapacity. In the event of the “Permanent Incapacity” of Executive (which shall mean by reason of illness or disease or accidental bodily injury, Executive is so disabled that Executive is unable to ever work again), Executive may thereupon be terminated by Company upon written notice to Executive without payment of any severance of any nature or kind (including, without limitation, by way of anticipated earnings, damages or payment in lieu of notice); provided that, in the event of Executive’s termination pursuant to this Subsection 1.3(b)(iii), Company shall pay or cause to be paid to Executive (i) the amounts prescribed by Section 1.3(d) below through the date of Permanent Incapacity, and (ii) the amounts specified in any benefit and insurance plans applicable to Executive as being payable in the event of the permanent incapacity or disability of Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(iv). Death. If Executive’s employment is terminated by reason of Executive’s death, Executive’s beneficiaries or estate will be entitled to receive and Company shall pay or cause to be paid to them or it, as the case may be, (i) the amounts prescribed by Section 1.3(d) through the date of death, and (ii) the amounts specified in any benefit and insurance plans applicable to Executive as being payable in the event of the death of Executive, such sums to be paid in accordance with the provisions of those plans as then in effect.

(v). Termination by Executive. Executive may terminate employment with Company upon giving 30 days’ written notice or such shorter period of notice as Company may accept. Executive may resign for Good Reason subject to Section 1.3(c) and 1.3(d). If Executive resigns for any reason not constituting Good Reason, Executive shall not be entitled to any severance or other benefits (other than those required under Section 1.3(d)).

(c). Termination without Cause or by Executive for Good Reason.

(i). If Executive’s employment with Company is terminated by Company without Cause or by Executive for Good Reason, then Executive shall be eligible to: (i) receive severance in the amount equal to 100% of the sum of the Executive’s Annual Salary and the Annual Bonus which would be received at 100% goal attainment (less all withholdings and applicable deductions) to be paid as salary continuation (“Severance Payment”); (ii) receive payment for earned bonuses pursuant to the bonus targets referenced in Section 1.2(b) (“Bonus Payment”).

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(ii). If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the fifth day of the month immediately following the month in which the Executive timely remits the premium payment (“COBRA Payment”). The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the eighteen-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive becomes eligible to receive substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this subsection 1.3(c)(ii) would violate the nondiscrimination rules applicable to non-grandfathered plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this subsection 1.3(c)(ii) in a manner as is necessary to comply with the ACA.

(iii). Notwithstanding the terms of the Plan or any applicable award agreements, all outstanding unvested stock options, restricted stock awards, restricted stock units or stock appreciation rights granted to the Executive shall become fully vested and exercisable for the remainder of their full term and the Company shall if requested by the Executive be responsible for remitting all taxes payable by the Executive on the Executive’s behalf and the Executive shall forfeit a number of shares under each such award with a fair market value equal to such payments made on the Executive’s behalf (“Equity Acceleration”).

(iv). The payments described in this subsection 1.3(c), along with the vesting acceleration features of the Executive’s options as set forth in Executive’s stock option award agreements, are the only severance or other payments or payments in lieu of notice that the Executive will be entitled to receive under this Agreement (other than payments due under Section 1.3(d)). Any right of the Executive to the Severance Payment, COBRA Payment and Equity Acceleration shall be contingent on the Executive signing, not revoking and complying with a standard form of release agreement with the Company (which release shall not include any restrictions on post-termination activities other than those referenced within this Agreement).

(d). Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 1.3(b), Executive (or Executive’s estate) shall be entitled to receive: (i) the portion of Executive’s Annual Salary earned through the date of termination, but not yet paid to Executive, (ii) any expense reimbursements owed to Executive pursuant to this Agreement, and (iii) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

(e). Statutory Deductions. All payments required to be made to Executive, his beneficiaries, or his estate under this Section shall be made net of all deductions required to be withheld by applicable law and regulation. Executive shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and taxes on nonqualified deferred compensation). Although Company intends and expects that the Plan and its payments and benefits will not give rise to taxes imposed under Code Section 409A, neither Company nor its employees, directors, or their agents shall have any obligation to hold Executive harmless from any or all of such taxes or associated interest or penalties.

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(f). Fair and Reasonable, etc. The parties acknowledge and agree that the payment provisions contained in this Section are fair and reasonable, and Executive acknowledges and agrees that such payments are inclusive of any notice or pay in lieu of notice or vacation or severance pay to which she would otherwise be entitled under statute, pursuant to common law or otherwise in the event that his employment is terminated pursuant to or as contemplated in this Section 1.3.

1.4 Restrictive Covenants.

(a). Non-Competition. Because of Company’s legitimate business interests and the good and valuable consideration offered to Executive, during Executive’s employment, Executive shall not engage in Prohibited Activity in the publishing industry or in the development, implementation, operation, supply and marketing of a business, product or service aggregating third party content publishers and providing them publishing and monetization services (the “Competing Business”). For purposes of this Section 1.4, “Prohibited Activity” is activity in which Executive contributes his knowledge directly and specifically as an employee, employer, owner, operator, manager, advisor, consultant, agent, employee, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to an entity engaged in the Competing Business. Nothing herein shall prohibit Executive from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation that engages in the Competing Business, provided that such ownership represents a passive investment and that Executive is not a controlling person of, or a member of a group that controls, such corporation. Specifically, Executive shall resign from any advisory roles for a Competing Business for which he is engaged as of the Effective Date.

(b). Non-Solicitation of Employees. During Executive’s employment and for a period of one year following the termination of Executive’s employment with Company for any reason, except that such period shall be for six (6) months should Executive be terminated without Cause or Executive resign for Good Reason, Executive agrees and covenants not to directly or indirectly, alone or in concert with others, solicit, encourage, influence, recruit, or induce or attempt to solicit, encourage, influence, recruit or induce, or direct any other person or entity to take any of the aforementioned actions, any employee of Company to cease working for Company and/or to begin working with any other person or entity. This non-solicitation provision explicitly covers all forms of oral, written, or electronic communication, including, but not limited to, communications by e-mail, regular mail, express mail, telephone, fax, instant message, and social media, including, but not limited to, Facebook, LinkedIn, Instagram, and Twitter, and any other social media platform, whether or not in existence at the time of entering into this Agreement.

Notwithstanding the foregoing, this Section shall not deemed to have been breached or violated by the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees of Company.

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(c). Non-Solicitation of Customers. Company has a legitimate business interest in protecting its substantial and ongoing customer relationships. Executive understands and acknowledges that because of Executive’s experience with and relationship to Company, Executive will have access to and learn about much or all of Company’s customer information. “Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to customer sales and the provision to customers of services.

Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

In exchange for Executive’s employment by Company, and based on Executive’s access to Confidential Information during Executive’s employment and/or after the termination of Executive’s employment with Company for any reason, Executive agrees and covenants that, during Executive’s employment and for a period of one year following the termination of Executive’s employment with Company for any reason, except that such period shall be for six (6) months should Executive be terminated without Cause or Executive resigns for Good Reason, Executive will not directly or indirectly contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram or Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement), attempt to contact, or meet with Company’s customers or prospective customers as described below to solicit, induce or persuade (or attempt to solicit, induce or persuade) such customers or prospective customers to modify or terminate their business relationship with Company. Executive acknowledges that the obligations set forth in the Confidentiality Agreement govern Executive’s actions with respect to performing services for any third party both during and after Executive’s employment with Company.

This restriction shall only apply to:

(i). Customers Executive contacted in any way during the past 12 months;

(ii). Customers about whom Executive has trade secret or confidential information;

(iii). Customers who became customers during Executive’s employment with Company;

(iv). Customers about whom Executive has information that is not available publicly; and

(v). Prospective customers with whom Executive is engaged in active sales communications or with whom Executive is aware that Company is otherwise engaged in active sales communications.

(d). Confidential Information; Proprietary Rights. You will have access to the trade secrets, business plans, and production processes of Company. You will be required to sign a Confidentiality and Proprietary Rights Agreement. Furthermore, you acknowledge that the Confidentiality and Proprietary Rights Agreement you signed on December 13, 2018 remains in full force and effect.

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(e). Acknowledgment by Executive. Executive acknowledges and confirms that: (i) the restrictive covenants contained in this Section 1.4 are reasonably necessary to protect the legitimate business interests of Company; (ii) the restrictions contained in this Section 1.4 (including, without limitation, the length of the term of the provisions of this Section 1.4) are not overbroad, overlong, or unfair and are not the result of overreaching, duress, or coercion of any kind; and (iii) Executive’s entry into this Agreement and, specifically this Section 1.4, is a material inducement and required condition to Company’s entry into this Agreement.

(f). Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 1.4 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 1.4 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(g). Survival. The provisions of this Section 1.4 shall survive the termination of this Agreement.

(h). Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by Executive of any of the covenants contained in this Section 1.4 will cause irreparable harm and damage to Company, the monetary amount of which may be virtually impossible to ascertain. As a result, Executive recognizes and hereby acknowledges that Company shall be entitled to an injunction from any court of competent jurisdiction (without the necessity of posting a bond) enjoining and restraining any violation of any or all of the covenants contained in this Section 1.4 by Executive or any of Executive’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies Company may possess.

1.5 Definitions. The following capitalized terms used herein shall have the following meanings:

(a). “Affiliate” shall mean, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.

(b). “Agreement” shall mean this Agreement, as amended from time to time.

(c). “Annual Salary” shall have the meaning specified in Section 1.2(a).

(d). “Board” shall mean the Board of Directors of Company.

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(e). “Cause” means the (i) Executive’s willful and continued failure substantially to perform the duties of Executive under this Agreement (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Executive’s willful and continued failure to comply with any valid and legal directive of the Chief Executive Officer in accordance with this Agreement; (iii) Executive’s engagement in dishonesty, illegal conduct, or willful misconduct, which is, in each case, materially and demonstrably injurious to Company or its Affiliates; (iv) Executive’s embezzlement, misappropriation, or fraud against Company or any of its Affiliates; (v) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude if such felony or misdemeanor is work-related, materially impairs Executive’s ability to perform services for Company, or results in a material loss to Company or material damage to the reputation of Company; (vi) Executive’s violation of a material policy of Company that has been previously delivered to Executive in writing if such failure causes material harm to Company; or (vii) Executive’s material breach of any material obligation under this Agreement or any other written agreement between Executive and Company. No act or failure to act on the part of Executive shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of Company.

(f). “Code” shall have the meaning of the Internal Revenue Code of 1986, as it may be amended from time to time.

(g). “Company” shall have the meaning specified in the introductory paragraph hereof; provided that, (i) “Company” shall include any successor to Company and (ii) for purposes of Section 1.5, the term “Company” also shall include any existing or future subsidiaries of Company that are operating during any of the time periods described in Section 1.1(a) and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with Company during the periods described in Section 1.1(a).

(h). “Good Reason” shall mean any of the following events, which has not been either consented to in advance by the Executive in writing or, with respect only to subsections (i), (iii), (iv), (v) or (vi) below, cured by the Company within a reasonable period of time, not to exceed 30 days, after the Executive provides written notice within 30 days of the initial existence of one or more of the following events: (i) a material reduction in Annual Salary or Target Bonus opportunity for which Executive is eligible; provided, however, that Company may reduce Executive’s Annual Salary or Target Bonus opportunity in a force majeure event under Section 2.1 or where the reduction is consistent with similar reductions among Company’s executive employees; (ii) whether or not consented to by the Executive, any merger or sale of all or substantially all of the assets of the Company or any other Change in Control of the Company (as defined in the Plan); (iii) a material breach of the Agreement by the Company; (iv) a material diminution or reduction in the Executive’s responsibilities, duties or authority; (v) requiring the Executive to take any action which would violate any federal or state law; (vi) any requirement that the Executive’s duties be performed outside of New York, New York more than two (2) days per week on average, (it being understood that certain weeks will require lengthier stays outside of New York, New York); (vii) any failure to pay the Executive any compensation or benefits to which the Executive is entitled within fifteen (15) days of the date due; (viii) at any time during the Term the predecessor to the CEO as of the Effective Date is an executive officer of the Company or any Affiliate; or (ix) at any time during the Term the predecessor to the CEO as of the Effective Date is, or holds the right to designate, a member of the Board of Directors of the Company or any Affiliate. Good Reason shall not exist unless the Executive terminates his employment within seventy-five (75) days following the initial existence of the condition or conditions that the Company has failed to cure, if applicable.

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(i). “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

Article 2.
MISCELLANEOUS PROVISIONS

2.1 Force Majeure. In the event either party is unable to perform its or his obligations under the terms of this Agreement because of acts of God; act of government; war; natural disaster; pandemics, epidemics or other outbreaks of disease, such party shall not be liable to the other for any damages resulting from such failure to perform or otherwise from such causes. Company acknowledges that this Section shall only apply to Executive so long as Company applies it consistently with respect to similarly situated executives at Company.

2.2 Further Assurances. Each of the parties hereto shall execute and cause to be delivered to the other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

2.3 Notices. All notices hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, (b) national prepaid overnight delivery service, (c) electronic transmission (following with hard copies to be sent by prepaid overnight delivery Service) or (d) personal delivery with receipt acknowledged in writing. All notices shall be addressed to the parties hereto at their respective addresses as set forth below (except that any party hereto may from time to time upon fifteen days’ written notice change its address for that purpose), and shall be effective on the date when actually received or refused by the party to whom the same is directed (except to the extent sent by registered or certified mail, in which event such notice shall be deemed given on the third day after mailing).

(a). If to Company:

TheMaven, Inc.

225 Liberty Street

27th Floor

New York, NY 10821

E-mail: hr@maven.io

(b). If to Executive:

Andrew Q. Kraft

__________________________

__________________________

E-mail: __________________________

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2.4 Headings. The underlined or boldfaced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.5 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

2.6 Governing Law; Jurisdiction and Venue.

(a). This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws), except to the extent preempted by federal law.

(b). Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in New York County, New York.

2.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Company will use commercially reasonable efforts to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would have been required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean both Company as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise. Executive shall not assign this Agreement or any of Executive’s rights or obligations hereunder (by operation of law or otherwise) to any Person without the consent of Company.

2.8 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The parties to this Agreement further agree that in the event Executive prevails on any material claim (in a final adjudication) in any legal proceeding brought against Company to enforce Executive’s rights under this Agreement, Company will reimburse Executive for the reasonable legal fees incurred by Executive in connection with such proceeding.

2.9 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of statutory claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

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2.10 Code Section 409A Compliance. To the extent amounts or benefits that become payable under this Agreement on account of Executive’s termination of employment (other than by reason of Executive’s death) constitute a distribution under a “nonqualified deferred compensation plan” within the meaning of Code Section 409A (“Deferred Compensation”), Executive’s termination of employment shall be deemed to occur on the date that Executive incurs a “separation from Service” with Company within the meaning of Treasury Regulation Section 1.409A-1(h). If at the time of Executive’s separation from service, Executive is a “specified Executive” (within the meaning of Code Section 409A and Treasury Regulation Section 1.409A-1(i)), the payment of such Deferred Compensation shall commence on the first business day of the seventh month following Executive’s separation from Service and Company shall then pay Executive, without interest, all such Deferred Compensation that would have otherwise been paid under this Agreement during the first six months following Executive’s separation from service had Executive not been a specified Executive. Thereafter, Company shall pay Executive any remaining unpaid Deferred Compensation in accordance with this Agreement as if there had not been a six-month delay imposed by this paragraph. If any expense reimbursement by Executive under this Agreement is determined to be Deferred Compensation, then the reimbursement shall be made to Executive as soon as practicable after submission for the reimbursement, but no later than December 31 of the year following the year during which such expense was incurred. Any reimbursement amount provided in one year shall not affect the amount eligible for reimbursement in another year and the right to such reimbursement shall not be subject to liquidation or exchange for another benefit. In addition, if any provision of this Agreement would subject Executive to any additional tax or interest under Code Section 409A, then Company shall reform such provision; provided that Company shall (x) maintain, to the maximum extent practicable, the original intent of the applicable provision without subjecting Executive to such additional tax or interest and (y) not incur any additional compensation expense as a result of such reformation.

2.11 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

2.12 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law,

2.13 Parties in Interest. Except as provided herein, none of the provisions of this Agreement are intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

2.14 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto relating to the subject matter hereof and supersedes all prior agreements, term sheets and understandings between the parties relating to the subject matter hereof. Furthermore, this Agreement completely supersedes and invalidates the provisions of Section 2 of the Confidential Separation Agreement and General Release, dated April 13, 2020 (“Separation Agreement”).

2.15 Headings. The headings in this Agreement are for convenience of reference only.

[SIGNATURE PAGE TO EXECUTIVE

EMPLOYMENT AGREEMENT TO FOLLOW]

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[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]

The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

COMPANY:

THEMAVEN, INC.

By:	/s/ Ross Levinsohn
Ross Levinsohn
Chief Executive Officer

EXECUTIVE:

/s/ Andrew Kraft
Andrew Kraft

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